Exhibit 4.2

AMENDMENT
TO THE
TEGAL CORPORATION

2007 INCENTIVE AWARD PLAN

Pursuant to the authority reserved to the Compensation Committee of the Board of Directors (the “Committee”) of Tegal Corporation, a Delaware corporation (the “Company”), under Section 15.01 of the Tegal Corporation 2007 Incentive Award Plan (the “Plan”), the Committee hereby amends the Plan as follows, subject to approval by the stockholders of the Company:

1.      Section 3.01of the Plan is hereby amended to read in its entirety as follows:

Subject to Article 12 and Section 3.1(b), the aggregate number of shares of Stock which may be issued or transferred pursuant to Awards under the Plan is the sum of (i) 1,000,000 shares and (ii) any shares of Stock which as of the Effective Date are available for issuance under any of the Prior Plans, or are subject to awards under the Prior Plans which are forfeited or lapse unexercised and which following the Effective Date are not issued under the Prior Plans; provided, however, no more than 1,000,000 shares of Stock may be issued upon the exercise of Incentive Stock Options.

2.      Section 3.03 of the Plan is hereby amended to read in its entirety as follows:

Limitation on Number of Shares Subject to Awards.  Notwithstanding any provision in the Plan to the contrary, and subject to Article 12, the maximum number of shares of Stock with respect to one or more Awards that may be granted to any one Participant during any calendar year shall be 500,000 and the maximum amount that may be paid in cash during any calendar year with respect to any Performance-Based Award (including, without limitation, any Performance Bonus Award) shall be $500,000.

3.      The foregoing amendment shall be submitted for approval at the annual meeting of the stockholders of the Company scheduled for March 24, 2011, or any postponement or adjournment thereof. The provisions of this amendment shall be presented to the stockholders in such format as shall be approved by the Secretary of the Company.

I hereby certify that the foregoing amendment to the Plan was duly adopted by the Board of Directors of the Company as of February 14, 2011.

TEGAL CORPORATION

By:	/s/ Christine Hergenrother
Christine Hergenrother
Secretary